UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 8, 2010
Date of Earliest Event Reported: March 8, 2010

MEDCAREERS GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-152444	26-1580812
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Hammond Drive Suite 410-A303
Atlanta, GA  30328
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (866) 472-7781

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On or around March 2, 2010, MedCareers Group, Inc. (the “Company,” “we,” and “us”) entered into an agreement to acquire the business www.workabroad.com (“Workabroad.com” and the “Purchase”).  The purchase price of the Purchase was $225,000.  On March 8, 2010, the Company paid the required 10% down payment (equal to $22,500) on the purchase price to Steve Ellsberg (the “Seller”).  The remaining balance due ($202,500) pursuant to the Purchase will be payable at a rate of $2,248.17 per month, based on a 10 year amortizing loan with interest at 6% with a balloon payment of all unpaid principal and interest due 36 months after closing (the “Loan”).  The Company borrowed $22,500 from a third party at six percent interest which is payable in four years, which was used to make the down payment.

Effective March 12, 2010, the Company will receive all of the revenue generated from Workabroad.com, and shall continue to receive all such revenue as long as timely payments are made pursuant to the Loan.

Workabroad.com is currently a portal for a variety of job related postings that focuses on international opportunities for job seekers who live outside of the United States.

The formal closing of the transaction will occur upon the completion of the audit and execution of definitive agreements.  The Company made this initial payment so that it could assume operations of WorkAbroad.com this week rather than waiting for the formal closing since WorkAbroad.com is expected to be an integral part of the Company’s online employment solution strategy.

Attached as Exhibit 99.1 is a press release describing the payment of the down payment.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBIT NO.	DESCRIPTION

99.1*	Press Release

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDCAREERS GROUP, INC.

Date: March 9, 2010	By: /s/ Robert Bryan Crutchfield
Robert Bryan Crutchfield
Chief Executive Officer